[AUTOZONE logo]
123 S. Front Street, Memphis, TN 38103-3607 (901) 495-6500
Fax: (901) 495-8300

NEWS:

For Immediate Release
                              Financial Contact: Emma Jo Kauffman
                                                   (901) 495-7005
                                    Media Contact: Lesley Hartney
                                                   (901) 495-7304


            AUTOZONE CHAIRMAN J.R. HYDE III RETIRES;
             CEO JOHN ADAMS ELECTED CHAIRMAN & CEO;
              COO TIM VARGO ELECTED PRESIDENT & COO

MEMPHIS, TN (March 18, 1997) -J.R. Hyde III, chairman of AutoZone Inc. (NYSE Symbol: AZO) announced his retirement as chairman at an AutoZone board of directors meeting today. Mr. Hyde, 54, remains an active director and major shareholder. He currently owns about 8.2% of the company's common shares outstanding. Mr. Hyde is the founder of AutoZone and has been the chairman of AutoZone, and previously its former parent company, Malone & Hyde Inc., for over 25 years.

Johnston C. Adams Jr., previously chief executive officer and president, was elected chairman and chief executive officer. Timothy D. Vargo, previously vice chairman and chief operating officer, was elected president and chief operating officer. Both Mr. Adams, 49, and Mr. Vargo, 45, are also members of the board of directors.

"I wish to express my thanks to Pitt for his visionary leadership," said Mr. Adams. "His vision has enabled our company to grow from one store and a handful of AutoZoners to over 1,500 stores and 26,000 AutoZoners. Pitt has built a culture based on caring deeply about customers, AutoZoners and the communities in which we work. I am delighted that I will continue to receive the benefit of his advice and counsel as a director and major shareholder."

"I based my decision to retire on the high confidence I have in John Adams and Tim Vargo," Mr. Hyde said. "They have quickly and effectively established themselves as leaders of the company and now head the strongest management team in the industry."

"Additionally, my recent prostate cancer surgery, although completely successful, has reminded me how tenuous life can be," Mr. Hyde added. "Having spent over 30 years devoting the vast majority of my time to Malone & Hyde and AutoZone, I now want to focus on my family and friends and to pursue a variety of civic, charitable and personal interests. I also look forward to my continued involvement with the company as a director and shareholder."

AutoZone sells auto parts, chemicals and accessories through its chain of 1,516 retail stores in 29 states.

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